UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2023

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110
Plymouth Meeting, PA 19462
(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On July 31, 2023, Inovio Pharmaceuticals, Inc. (the “Company”) committed to and communicated a corporate reorganization plan, including a reduction in force of 58 employees (the “Reduction”), representing approximately 30% of its full-time employees.

The Company expects to incur a one-time pre-tax charge of approximately $2.1 million in the third quarter of 2023 related to the Reduction, consisting primarily of one-time severance payments upon termination, continued healthcare benefits for a specific period of time, and outplacement services. The Company expects such costs to be the only direct expenses associated with the Reduction. The Company expects substantially all of the charges associated with the Reduction to be incurred during the quarter ending September 30, 2023, with related cash payments expected to be paid out by October 31, 2023.

The Company expects that the Reduction will result in annual cost savings of approximately $9.9 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

Date: August 1, 2023	By:	/s/ Peter Kies
Peter Kies
Chief Financial Officer